      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2002


                                                      REGISTRATION NO. 333-83952
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

               WILLIAMS ENERGY PARTNERS L.P.                           DELAWARE                     73-1599053
                     WILLIAMS GP INC.                                  DELAWARE                     01-0613291
                    WILLIAMS OLP, L.P.                                 DELAWARE                     73-1606808
              WILLIAMS PIPE LINE COMPANY, LLC                          DELAWARE                     73-0752608
                     WILLIAMS NGL, LLC                                 DELAWARE                     73-1606807
             WILLIAMS PIPELINES HOLDINGS, L.P.                         DELAWARE                     73-1609225
             WILLIAMS TERMINALS HOLDINGS, L.P.                         DELAWARE                     73-1605730
              WILLIAMS AMMONIA PIPELINE, L.P.                          DELAWARE                     73-1609226
           WILLIAMS FRACTIONATION HOLDINGS, L.P.                       DELAWARE                     73-1623279
          (Exact name of registrant as specified             (State or other jurisdiction        (I.R.S. Employer
                      in its charter)                            of incorporation or           Identification No.)
                                                                    organization)


                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 573-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                 CRAIG R. RICH
                                WILLIAMS GP LLC
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 573-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                    COPY TO:

                                DAN A. FLECKMAN
                             VINSON & ELKINS L.L.P.
                         1001 FANNIN STREET, SUITE 3600
                              HOUSTON, TEXAS 77002
                                 (713) 758-2222
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, as determined by market conditions.
                             ---------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
     EACH REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THOSE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DATED MAY 3, 2002


PROSPECTUS
                                 $1,800,000,000

                         WILLIAMS ENERGY PARTNERS L.P.
                             ---------------------

                                  COMMON UNITS
                                DEBT SECURITIES
                             ---------------------

       GUARANTEES OF DEBT SECURITIES OF WILLIAMS ENERGY PARTNERS L.P. BY:

                                WILLIAMS GP INC.
                               WILLIAMS OLP, L.P.

                        WILLIAMS PIPE LINE COMPANY, LLC


                               WILLIAMS NGL, LLC

                       WILLIAMS PIPELINES HOLDINGS, L.P.
                       WILLIAMS TERMINALS HOLDINGS, L.P.
                        WILLIAMS AMMONIA PIPELINE, L.P.
                     WILLIAMS FRACTIONATION HOLDINGS, L.P.

                             ---------------------


     We may from time to time offer and sell common units and debt securities that may be fully and unconditionally guaranteed by our subsidiaries, Williams GP Inc., Williams OLP, L.P., Williams Pipe Line Company, LLC, Williams NGL, LLC, Williams Pipelines Holdings, L.P., Williams Terminals Holdings, L.P., Williams Ammonia Pipeline, L.P. and Williams Fractionation Holdings, L.P. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.


     The New York Stock Exchange has listed our common units under the symbol "WEG." Our address is One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 573-2000.

     LIMITED PARTNERSHIPS ARE INHERENTLY DIFFERENT FROM CORPORATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.......................................     1
ABOUT WILLIAMS ENERGY PARTNERS..............................     1
THE SUBSIDIARY GUARANTORS...................................     1
RISK FACTORS................................................     2
  Risks Related to our Business.............................     2
  Risks Related to our Partnership Structure................     5
  Tax Risks to Common Unitholders...........................     7
WHERE YOU CAN FIND MORE INFORMATION.........................    10
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS.............    11
USE OF PROCEEDS.............................................    12
RATIO OF EARNINGS TO FIXED CHARGES..........................    12
DESCRIPTION OF DEBT SECURITIES..............................    13
  General...................................................    13
  Covenants.................................................    15
  Events of Default, Remedies and Notice....................    15
  Amendments and Waivers....................................    17
  Defeasance................................................    18
  No Personal Liability of General Partner..................    19
  Subordination.............................................    19
  Book Entry, Delivery and Form.............................    21
  The Trustee...............................................    22
  Governing Law.............................................    22
DESCRIPTION OF OUR CLASS B UNITS............................    23
CASH DISTRIBUTIONS..........................................    24
  Distributions of Available Cash...........................    24
  Operating Surplus, Capital Surplus and Adjusted Operating
     Surplus................................................    24
  Subordination Period......................................    25
  Distributions of Available Cash from Operating Surplus
     During the Subordination Period........................    26
  Distributions of Available Cash from Operating Surplus
     After the Subordination Period.........................    27
  Incentive Distribution Rights.............................    27
  Percentage Allocations of Available Cash from Operating
     Surplus................................................    27
  Distributions from Capital Surplus........................    28
  Adjustment to the Minimum Quarterly Distribution and
     Target Distribution Levels.............................    28
  Distributions of Cash Upon Liquidation....................    29
MATERIAL TAX CONSEQUENCES...................................    31
  Partnership Status........................................    31
  Limited Partner Status....................................    32
  Tax Consequences of Unit Ownership........................    33
  Tax Treatment of Operations...............................    37
  Disposition of Common Units...............................    38
  Uniformity of Units.......................................    40
  Tax-Exempt Organizations and Other Investors..............    40
  Administrative Matters....................................    41
  State, Local and Other Tax Considerations.................    43
  Tax Consequences of Ownership of Debt Securities..........    43
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS..................    44
PLAN OF DISTRIBUTION........................................    45
LEGAL.......................................................    45
EXPERTS.....................................................    45


                             ---------------------

     You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

                                       (i)

                             ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $1.8 billion in aggregate offering price of the common units or debt securities described in this prospectus in one or more offerings. This prospectus generally describes us and the common units, debt securities and the guarantees of the debt securities. Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of May 3, 2002. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."


                         ABOUT WILLIAMS ENERGY PARTNERS


     We were formed by The Williams Companies, Inc. in August 2000 to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the transportation, storage and distribution of refined petroleum products and ammonia. Williams GP LLC serves as our general partner and is an indirect wholly owned subsidiary of The Williams Companies, Inc.


     As used in this prospectus, "we," "us," "our" and "Williams Energy Partners" mean Williams Energy Partners L.P. and, where the context requires, include our operating subsidiaries.

                           THE SUBSIDIARY GUARANTORS


     Williams GP Inc., Williams OLP, L.P., Williams Pipe Line Company, LLC, Williams NGL, LLC, Williams Pipelines Holdings, L.P., Williams Terminals Holdings, L.P., Williams Ammonia Pipeline, L.P. and Williams Fractionation Holdings, L.P. are our only subsidiaries as of the date of this prospectus. Williams GP Inc. and Williams Pipe Line Company, LLC are wholly owned subsidiaries of Williams Energy Partners L.P. Williams GP Inc. owns a 0.001% general partner interest and Williams Energy Partners, L.P. owns a 99.999% limited partner interest in Williams OLP, L.P. Williams OLP, L.P. owns all of the membership interests in Williams NGL LLC and a 99.999% limited partner interest in each of Williams Pipelines Holdings, L.P., Williams Terminals Holdings, L.P., Williams Ammonia Pipeline, L.P. and Williams Fractionation Holdings, L.P. Williams NGL, LLC owns a 0.001% general partner interest in each of these four partnerships. We sometimes refer to Williams GP Inc., Williams OLP, L.P., Williams NGL, LLC, Williams Pipelines Holdings, L.P., Williams Terminals Holdings, L.P., Williams Ammonia Pipeline, L.P. and Williams Fractionation Holdings, L.P. in this prospectus as the "Subsidiary Guarantors." The Subsidiary Guarantors may jointly and severally and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement.

                                  RISK FACTORS

     Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document in evaluating an investment in the common units.

     If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS TO ALLOW US TO PAY THE MINIMUM QUARTERLY DISTRIBUTION FOLLOWING ESTABLISHMENT OF CASH RESERVES AND PAYMENT OF FEES AND EXPENSES, INCLUDING PAYMENTS TO OUR GENERAL PARTNER.

     The amount of cash we can distribute on our common units principally depends upon the cash we generate from our operations. Because the cash we generate from operations will fluctuate from quarter to quarter, we may not be able to pay the minimum quarterly distribution for each quarter. Our ability to pay the minimum quarterly distribution each quarter depends primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

POTENTIAL FUTURE ACQUISITIONS AND EXPANSIONS, IF ANY, MAY AFFECT OUR BUSINESS BY SUBSTANTIALLY INCREASING THE LEVEL OF OUR INDEBTEDNESS AND CONTINGENT LIABILITIES AND INCREASING OUR RISKS OF BEING UNABLE TO EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.

     From time to time, we evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

     Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions.

OUR FINANCIAL RESULTS DEPEND ON THE DEMAND FOR THE REFINED PETROLEUM PRODUCTS THAT WE STORE AND DISTRIBUTE.

     Any sustained decrease in demand for refined petroleum products in the markets served by our terminals could result in a significant reduction in the volume of products that we store at our marine terminal facilities and in the throughput in our inland terminals, and therefore reduce our cash flow and our ability to pay cash distributions to you. Factors that could lead to a decrease in market demand include:

     - an increase in the market price of crude oil that leads to higher refined product prices, which may reduce demand for gasoline and other petroleum products. Market prices for refined petroleum products are subject to wide fluctuation in response to changes in global and regional supply over which we have no control;

     - a recession or other adverse economic condition that results in lower spending by consumers and businesses on transportation fuels such as gasoline, jet fuel and diesel;

     - higher fuel taxes or other governmental or regulatory actions that increase the cost of gasoline;

     - an increase in fuel economy, whether as a result of a shift by consumers to more fuel-efficient vehicles or technological advances by manufacturers; and

     - the increased use of alternative fuel sources, such as fuel cells and solar, electric and battery-powered engines. Several state and federal initiatives mandate this increased use.

WHEN PRICES FOR THE FUTURE DELIVERY OF PETROLEUM PRODUCTS THAT WE STORE IN OUR MARINE TERMINALS FALL BELOW CURRENT PRICES, CUSTOMERS ARE LESS LIKELY TO STORE THESE PRODUCTS, THEREBY REDUCING OUR STORAGE REVENUES.

     This market condition is commonly referred to as "backwardation." When the petroleum product market is in backwardation, the demand for storage capacity at our marine terminal facilities may decrease. The forward pricing market for petroleum products moved to backwardation in the second quarter of 1999 and continued for a majority of 2000. This market condition contributed to reduced storage revenues in 1999 and 2000. In 2001, the forward pricing market remained backwardated during the first half of the year, reversing during the latter half of 2001. If this market becomes strongly backwardated for an extended period of time, it may affect our ability to pay cash distributions to you.

WE DEPEND ON PETROLEUM PRODUCT PIPELINES OWNED AND OPERATED BY OTHERS TO SUPPLY OUR TERMINALS.

     Most of our inland and marine terminal facilities depend on connections with petroleum product pipelines owned and operated by third parties. Reduced throughput on these pipelines because of testing, line repair, damage to pipelines, reduced operating pressures or other causes could result in our being unable to deliver products to our customers from our terminals or receive products for storage and could adversely affect our ability to pay cash distributions to you.

COLLECTIVELY, OUR AFFILIATES WILLIAMS ENERGY MARKETING & TRADING COMPANY AND WILLIAMS REFINING & MARKETING, L.L.C. ARE OUR LARGEST CUSTOMER, AND ANY REDUCTION IN THEIR USE OF OUR TERMINAL FACILITIES COULD REDUCE OUR ABILITY TO PAY CASH DISTRIBUTIONS TO YOU.

     For the year ended December 31, 2001, our affiliates Williams Energy Marketing & Trading and Williams Refining & Marketing collectively accounted for approximately 18 percent of our revenues. If Williams Energy Marketing & Trading and Williams Refining & Marketing were to decrease the throughput volume they allocate to our terminals for any reason, we could experience difficulty in replacing those lost volumes. Because our operating costs are primarily fixed, a reduction in throughput would result in not only a reduction of revenues, but also a decline in net income and cash flow of a similar magnitude, which would reduce our ability to pay cash distributions to you. Either Williams Energy Marketing & Trading or Williams Refining & Marketing could reduce the volume of throughput it allocates to us because of market conditions or because of factors that specifically affect Williams Energy Marketing & Trading or Williams Refining & Marketing, including a decrease in demand for products in the markets served by our terminals or a loss of customers in those markets.

OUR AMMONIA PIPELINE AND TERMINALS SYSTEM IS DEPENDENT ON THREE CUSTOMERS.

     Three customers ship all of the ammonia on our pipeline and utilize the six terminals that we own and operate on the pipeline. We have contracts with Farmland Industries, Inc., Agrium U.S. Inc. and Terra Nitrogen, L.P. through June 2005 that obligate them to ship-or-pay for specified minimum quantities of ammonia. Two of these customers have credit ratings below investment grade. The loss of any one of these three customers or their failure or inability to pay us would adversely affect our ability to pay cash distributions to you.

HIGH NATURAL GAS PRICES CAN INCREASE AMMONIA PRODUCTION COSTS AND REDUCE THE AMOUNT OF AMMONIA TRANSPORTED THROUGH OUR AMMONIA PIPELINE AND TERMINALS SYSTEM.

     The profitability of our customers that produce ammonia partially depends on the price of natural gas, which is the principal raw material used in the production of ammonia. From 1999 through the first half of 2001, natural gas prices were substantially higher than historical averages. As a result, our customers substantially curtailed their production of ammonia and shipped lower volumes of ammonia on our pipeline. Because of this, our ammonia business realized reduced revenues and cash flows in 1999, 2000 and the first six months of 2001. Our ammonia pipeline and terminals system revenues increased during the second half of 2001, when high natural gas prices returned to lower historical levels. An extended period of high natural gas prices may cause our customers to produce and ship lower volumes of ammonia, which could adversely affect our ability to pay cash distributions to you.

CHANGES IN THE FEDERAL GOVERNMENT'S POLICY REGARDING FARM SUBSIDIES COULD NEGATIVELY IMPACT THE DEMAND FOR AMMONIA AND RESULT IN DECREASED SHIPMENTS THROUGH OUR AMMONIA PIPELINE AND TERMINALS SYSTEM.

     Our customers who ship ammonia through our pipeline primarily market the ammonia to corn farmers in the Midwest. The government's Freedom to Farm program enacted by the 1996 Farm Bill has provided these farmers with increased incentives to grow corn, resulting in large corn crops over the last few years. This program, however, ends in 2002 and is under legislative consideration at this time. If the program is revised or terminated, it could reduce farmers' incentive to grow corn and reduce the demand for the ammonia used to fertilize the crops. In addition, the federal government and state governments have been providing tax credits related to the production of ethanol, for which corn is the essential element. If these tax incentives are reduced or repealed, the demand for ammonia would be reduced and our customers might reduce the volumes transported through our pipeline.

OUR MARINE AND INLAND TERMINALS ENCOUNTER COMPETITION FROM OTHER TERMINAL COMPANIES AND OUR AMMONIA PIPELINE AND TERMINALS SYSTEM ENCOUNTERS COMPETITION FROM RAIL CARRIERS AND ANOTHER AMMONIA PIPELINE.

     Our marine and inland terminals face competition from large, generally well-financed companies that own many terminals, as well as from small companies. Our marine and inland terminals also encounter competition from integrated refining and marketing companies that own their own terminal facilities. Our customers demand delivery of products on tight time schedules and in a number of geographic markets. If our quality of service declines or we cannot meet the demands of our customers, they may use our competitors.

     We compete primarily with rail carriers for the transportation of ammonia. If our customers elect to transport ammonia by rail rather than pipeline, we may realize lower revenues and cash flows and our ability to pay cash distributions may be adversely affected. Our ammonia pipeline also competes with the Koch Pipeline Company LP ammonia pipeline in Iowa and Nebraska.

OUR BUSINESS IS SUBJECT TO FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT GOVERN THE ENVIRONMENTAL AND OPERATIONAL SAFETY ASPECTS OF OUR OPERATIONS.

     Our marine and inland terminal facilities and ammonia pipeline and terminals system are subject to the risk of incurring substantial costs and liabilities under environmental and safety laws. These costs and liabilities arise under increasingly strict environmental and safety laws, including regulations and governmental enforcement policies, and as a result of claims for damages to property or persons arising from our operations. Failure to comply with these laws and regulations may result in assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens and, to a lesser extent, issuance of injunctions to limit or cease operations. If we were unable to recover these costs through increased revenues, our ability to pay cash distributions to you could be adversely affected.

     We own a number of properties that have been used for many years to distribute or store petroleum products by third parties not under our control. In some cases, owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under these properties. In addition, some of our terminals are located on or near current or former refining and terminal operations, and there is a risk that contamination is present on these sites. The transportation of ammonia by our pipeline is hazardous and may result in environmental damage, including accidental releases that may cause death or injuries to humans and farm animals and damage to crops.

TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the U.S. government has issued warnings that energy assets, specifically our nation's pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

OUR BUSINESS INVOLVES MANY HAZARDS AND OPERATIONAL RISKS, SOME OF WHICH MAY NOT BE COVERED BY INSURANCE.

     Our operations are subject to the many hazards inherent in the transportation of refined petroleum products and ammonia, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. In addition, as a result of market conditions, premiums and deductibles for some of our insurance policies have increased substantially and could escalate further. In some instances, insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist and sabotage acts. If a significant accident or event occurs that is not fully insured, it could adversely affect our financial position or results of operations.

RISKS RELATED TO OUR PARTNERSHIP STRUCTURE

WE ARE A HOLDING COMPANY AND DEPEND ENTIRELY ON OUR OPERATING SUBSIDIARIES' DISTRIBUTIONS TO SERVICE OUR DEBT OBLIGATIONS.

     We are a holding company with no material operations. If we cannot receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating subsidiary's ability to make distributions to us.

     The debt securities we issue and any guarantees issued by the subsidiary guarantors will be structurally subordinated to the claims of the creditors of any of our operating subsidiaries who are not guarantors of the debt securities. Holders of the debt securities will not be creditors of our operating subsidiaries who have not guaranteed the debt securities. The claims to the assets of these non-guarantor operating subsidiaries derive from our own ownership interests in those operating subsidiaries. Claims of our non-guarantor operating subsidiaries' creditors will generally have priority as to the assets of such operating subsidiaries over our own ownership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our non-guarantor operating subsidiaries' creditors may include:

     - general creditors;

     - trade creditors;

     - secured creditors;

     - taxing authorities; and

     - creditors holding guarantees.

COST REIMBURSEMENTS DUE OUR GENERAL PARTNER MAY BE SUBSTANTIAL AND WILL REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     Prior to making any distribution on the common units, we will reimburse the general partner and its affiliates, including officers and directors of our general partner, for expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Our general partner has sole discretion to determine the amount of these expenses, subject to an annual limit. In addition, our general partner and its affiliates may provide us other services for which we will be charged fees as determined by our general partner.

OUR GENERAL PARTNER AND ITS AFFILIATES MAY HAVE CONFLICTS WITH OUR PARTNERSHIP.

     The directors and officers of our general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to its members. At the same time, the general partner has duties to manage us in a manner that is beneficial to us. Therefore, the general partner's duties to us may conflict with the duties of its officers and directors to its members.

     Such conflicts may include, among others, the following:

     - decisions of our general partner regarding the amount and timing of cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

     - under our partnership agreement we reimburse the general partner for the costs of managing and operating us; and

     - under our partnership agreement, it is not a breach of our general partner's fiduciary duties for affiliates of our general partner to engage in activities that compete with us.

UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND CONTROL OF MANAGEMENT.

     Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor may be elected by holders of a majority of the limited partnership units. Unitholders may remove the general partner only by a vote of the holders of at least 66 2/3% of the common units. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.


OUR GENERAL PARTNER'S ABSOLUTE DISCRETION IN DETERMINING THE LEVEL OF CASH RESERVES MAY ADVERSELY AFFECT OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO OUR UNITHOLDERS.



     Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that in its reasonable discretion are necessary to fund our future operating expenditures. In addition, the partnership agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to our unitholders.


WE MAY ISSUE ADDITIONAL COMMON UNITS WITHOUT YOUR APPROVAL, WHICH WOULD DILUTE YOUR EXISTING OWNERSHIP INTERESTS.

     During the subordination period, our general partner may cause us to issue up to 2,839,847 additional common units without your approval. Our general partner may also cause us to issue an unlimited number of additional common units, without your approval, in a number of circumstances, such as:

     - the issuance of common units in connection with acquisitions that increase cash flow from operations per unit on a pro forma basis;

     - the conversion of subordinated units into common units;

     - the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner;

     - issuances of common units under our long-term incentive plan; or

     - issuances of common units to repay up to $40.0 million in indebtedness.

     The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

     - your proportionate ownership interest in Williams Energy Partners will decrease;

     - the amount of cash available for distribution on each unit may decrease;

     - since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

     - the relative voting strength of each previously outstanding unit may be diminished; and

     - the market price of the common units may decline.

     After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Our partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units.

OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE YOU TO SELL YOUR UNITS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time our general partner and its affiliates own 80% or more of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then current market price. As a result, you may be required to sell your common units at an undesirable time or price and may therefore not receive any return on your investment. You may also incur a tax liability upon a sale of your units.

YOU MAY NOT HAVE LIMITED LIABILITY IF A COURT FINDS THAT UNITHOLDER ACTIONS CONSTITUTE CONTROL OF OUR BUSINESS.

     Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right of unitholders to remove our general partner or to take other action under the partnership agreement constituted participation in the "control" of our business.

     The general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner.

     In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

TAX RISKS TO COMMON UNITHOLDERS

     You should read "Material Tax Consequences" for a more complete discussion of the expected federal income tax consequences related to owning and disposing of common units.

THE IRS COULD TREAT US AS A CORPORATION FOR TAX PURPOSES, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     The anticipated after-tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

     If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the after-tax return to you, likely causing a substantial reduction in the value of the common units.

     Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY IMPACT THE MARKET FOR COMMON UNITS, AND THE COSTS OF ANY CONTESTS WILL BE BORNE BY OUR UNITHOLDERS AND OUR GENERAL PARTNER.

     We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner.

YOU MAY BE REQUIRED TO PAY TAXES EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS.

     You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

TAX GAIN OR LOSS ON DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN
EXPECTED.

     If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES, AND FOREIGN PERSONS FACE UNIQUE TAX ISSUES FROM OWNING COMMON UNITS THAT MAY RESULT IN ADVERSE TAX CONSEQUENCES TO THEM.

     Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes at the highest effective U.S. federal income tax rate for individuals, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

WE ARE REGISTERED AS A TAX SHELTER. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR A UNITHOLDER.

     We are registered with the IRS as a "tax shelter." Our tax shelter registration number is 01036000014. The IRS requires that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

WE WILL TREAT EACH PURCHASER OF COMMON UNITS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON UNITS.

     Because we cannot match transferors and transferees of common units, we adopt depreciation and amortization positions that do not conform with all aspects of final Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns. Please read "Material Tax Consequences -- Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN OUR COMMON UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business or own property. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                      WHERE YOU CAN FIND MORE INFORMATION

     Williams Energy Partners files annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows Williams Energy Partners to "incorporate by reference" the information it has filed with the SEC. This means that Williams Energy Partners can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Williams Energy Partners files later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of each offering under this prospectus.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     - Current Report on Form 8-K filed January 3, 2002.

     - Amended Current Report on Form 8-K/A filed January 14, 2002.

     - Current Report on Form 8-K filed January 30, 2002.


     - Current Report on Form 8-K filed March 8, 2002.



     - Current Report on Form 8-K filed April 11, 2002.



     - Current Report on Form 8-K filed April 19, 2002.



     - Current Report on Form 8-K filed April 29, 2002.



     - Current Report on Form 8-K filed May 3, 2002.


     - The description of the limited partnership units contained in the Registration Statement on Form 8-A, initially filed February 2, 2001, and any subsequent amendment thereto filed for the purpose of updating such description.

     You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

         Investor Relations Department
         Williams Energy Partners L.P.
         One Williams Center
         Tulsa, Oklahoma 74172
         (918) 573-2000

                FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     Some of the information included in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as "may," "will," "anticipate," "believe," "expect," "project" or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other "forward-looking" information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect Williams Energy Partners' current views with respect to future events and are subject to various risks, uncertainties and assumptions including, but not limited, to the following:


     - Price trends and overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demand;


     - Changes in demand for refined petroleum products that we store and distribute;

     - Changes in demand for storage in our petroleum product terminals;


     - Changes in our tariff rates implemented by the Federal Energy Regulatory Commission and the United States Surface Transportation Board;



     - Shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply our services;


     - Changes in the throughput on petroleum product pipelines owned and operated by third parties and connected to our petroleum product terminals;

     - Loss of Williams Energy Marketing & Trading Company and/or Williams Refining & Marketing, L.L.C. as customers;

     - Loss of one or all of our three customers on our ammonia pipeline and terminals system;

     - An increase in the price of natural gas, which increases ammonia production costs and reduces the amount of ammonia transported through our ammonia pipeline and terminals system;

     - Changes in the federal government's policy regarding farm subsidies, which negatively impact the demand for ammonia and reduce the amount of ammonia transported through our ammonia pipeline and terminals system;

     - An increase in the competition our petroleum products terminals and ammonia pipeline and terminals system encounter;

     - The occurrence of an operational hazard or unforeseen interruption for which we are not adequately insured;


     - Our ability to integrate any acquired operations into our existing operations;



     - Our ability to successfully identify and close strategic acquisitions and make cost saving changes in operations;


     - Changes in general economic conditions in the United States;

     - Changes in laws and regulations to which we are subject, including tax, environmental and employment laws and regulations;


     - The amount of our respective indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;



     - The condition of the capital markets and equity markets in the United States;



     - The ability to raise capital in a cost-effective way;


     - The cost and effects of legal and administrative claims and proceedings against us or our subsidiaries;


     - The effect of changes in accounting policies;



     - The ability to control costs; and



     - The political and economic stability of the oil producing nations of the world.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities to pay all or a portion of indebtedness outstanding at the time and to acquire assets as suitable opportunities arise.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                   TWELVE MONTHS ENDED DECEMBER 31,
                                               -----------------------------------------
                                               1997(1)   1998(1)   1999    2000    2001
                                               -------   -------   -----   -----   -----
Ratio of Earnings to Fixed Charges...........     --        --      3.28x   1.37x  4.11x

---------------

(1) During 1997 and 1998, the operating units of our predecessor companies were allocated interest income in excess of allocated interest expenses.

     For purposes of calculating the ratio of earnings to fixed charges:

     - "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

     - "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue our debt securities under an indenture, among us, as issuer, the Trustee, and the subsidiary guarantors. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We, the Trustee and the Subsidiary Guarantors may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions.

     This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we issue a series of debt securities.

GENERAL

  THE DEBT SECURITIES

     Any series of debt securities that we issue:

     - will be our general obligations;

     - will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

     - may be subordinated to our Senior Indebtedness and that of the Subsidiary Guarantors.

     The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

     We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of our general partner and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount of the debt securities;

     - the date or dates on which the debt securities may be issued;

     - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

     - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

     - the dates on which the principal and premium, if any, of the debt securities will be payable;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

     - whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

     - any changes to or additional Events of Default or covenants;

     - the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

     - any other terms of the debt securities.

     This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

     The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

     - debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

     - debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

     - debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

     - variable rate debt securities that are exchangeable for fixed rate debt securities.

     At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

     Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

     Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

  THE SUBSIDIARY GUARANTEES

     Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

     The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to:

     - all other contingent and fixed liabilities of the Subsidiary Guarantor;
       and

     - any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

     The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

     - automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

     - automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

     - following delivery of a written notice by us to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities.

     If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See "-- Subordination."

COVENANTS

  REPORTS

     The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

     So long as any debt securities are outstanding, we will:

     - for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after we are required to file with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act;

     - if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after we would have been required to file with the SEC, financial statements and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act; and

     - if we are required to furnish annual or quarterly reports to our unitholders pursuant to the Exchange Act, we will file with the Trustee any annual report or other reports sent to our unitholders generally.

     A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

EVENTS OF DEFAULT, REMEDIES AND NOTICE

  EVENTS OF DEFAULT

     Each of the following events will be an "Event of Default" under the Indenture with respect to a series of debt securities:

     - default in any payment of interest on any debt securities of that series when due that continues for 30 days;

     - default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

     - default in the payment of any sinking fund payment on any debt securities of that series when due;

     - failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

     - certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

     - if the series of debt securities is guaranteed by the Subsidiary
       Guarantors:

      - any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

      - any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or

      - any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

  EXERCISE OF REMEDIES

     If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

     A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.

     If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

     The holders of a majority in principal amount of the outstanding debt securities of a series may:

     - waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

     - rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series,

     but only if:

     - rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

     - all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

     If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

     - such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

     - such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

     - the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

     - the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

     The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

     - conflicts with law;

     - is inconsistent with any provision of the Indenture;

     - the Trustee determines is unduly prejudicial to the rights of any other holder;

     - would involve the Trustee in personal liability.

  NOTICE OF EVENT OF DEFAULT

     Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

     If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

AMENDMENTS AND WAIVERS

     We may amend the Indenture without the consent of any holder of debt securities to:

     - cure any ambiguity, omission, defect or inconsistency;

     - convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

     - provide for the assumption by a successor of our obligations under the Indenture;

     - add Subsidiary Guarantors with respect to the debt securities;

     - change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

     - secure the debt securities;

     - add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

     - make any change that does not adversely affect the rights of any holder;

     - add or appoint a successor or separate Trustee; or

     - comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

     - reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

     - reduce the rate of or extend the time for payment of interest on any debt securities;

     - reduce the principal of or extend the stated maturity of any debt securities;

     - reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

     - make any debt securities payable in other than U.S. dollars;

     - impair the right of any holder to receive payment of premium, principal or interest with respect to such holder's debt securities on or after the applicable due date;

     - impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

     - release any security that has been granted in respect of the debt securities;

     - make any change in the amendment provisions which require each holder's consent;

     - make any change in the waiver provisions; or

     - release a Subsidiary Guarantor or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

     - compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

     - any past default under the Indenture, subject to certain rights of the Trustee under the Indenture;

     except that such majority of holders may not waive a default:

     - in the payment of principal, premium or interest; or

     - in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

DEFEASANCE

     At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate our obligations:

     - relating to the defeasance trust;

     - to register the transfer or exchange of the debt securities;

     - to replace mutilated, destroyed, lost or stolen debt securities; or

     - to maintain a registrar and paying agent in respect of the debt securities.

If we exercise our legal defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

     At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under:

     - covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

     - the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and

     - the guarantee provision described under "Events of Default" above with respect to a series of debt securities.

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor (if any)) or sixth bullet points under "-- Events of Default" above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

     In order to exercise either defeasance option, we must:

     - irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

     - comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

     - deliver to the Trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

NO PERSONAL LIABILITY OF GENERAL PARTNER

     Williams GP LLC, our general partner, and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

     - any of our obligations or the obligations of the Subsidiary Guarantors under the debt securities, the Indentures or the guarantees; or

     - any claim based on, in respect of, or by reason of, such obligations or their creation.

     By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SUBORDINATION

     Debt securities of a series may be subordinated to our "Senior Indebtedness," which we define generally to include any obligation created or assumed by us (or, if the series is guaranteed, the Subsidiary Guarantors) for the repayment of borrowed money and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors). Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.

     The holders of Senior Indebtedness of ours or, if applicable, a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

     - upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors' assets, to creditors;

     - upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

     - in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

     Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

     If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

     - make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

     - make any deposit for the purpose of defeasance of the subordinated debt securities; or

     - repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

     - the default has been cured or waived and any declaration of acceleration has been rescinded;

     - the Senior Indebtedness has been paid in full in cash; or

     - we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

Generally, "Designated Senior Indebtedness" will include:

     - any specified issue of Senior Indebtedness of at least $100 million; and

     - any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

     During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

     The Payment Blockage Period may be terminated before its expiration:

     - by written notice from the person or persons who gave the Blockage
       Notice;

     - by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

     - if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

     Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

     After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

     As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

BOOK ENTRY, DELIVERY AND FORM

     We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

     DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

     DTC advises us that it is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

     DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, the Trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

     Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

     Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

THE TRUSTEE

     We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

GOVERNING LAW

     The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                        DESCRIPTION OF OUR CLASS B UNITS



     We issued Class B units to our general partner, in connection with the acquisition of Williams Pipe Line Company. Our general partner, as the holder of the Class B units, has the same rights as the holders of our common units with respect to distributions, voting and allocations of income, gain, loss and deductions. However, during the period in which any portion of the short-term loan we used to finance the acquisition of Williams Pipe Line Company is outstanding, our general partner will not receive distributions, of any kind with respect to the Class B units. Upon our repayment in full of the short-term loan:



     - Our general partner will be entitled to receive a distribution of available cash with respect to its Class B units equal to the distributions of available cash that were paid or declared payable to the common units during the term of the short-term loan; and



     - We, at our option, may redeem the Class B units for cash based on the 15-day average closing price of the common units prior to the redemption date.



In addition, after one year from the date of issuance of the Class B units, upon the request of our general partner and the approval of the holders of a majority of the common units voting at a meeting of unitholders, the Class B units will convert into common units. If the approval of the conversion by the common unitholders is not obtained within 120 days of our general partner's request, our general partner will be entitled to receive distributions with respect to its Class B units, on a per unit basis, equal to 115% of the amount of distributions paid on a common unit. You should read our historical financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus for additional information regarding the terms of our short-term loan.

                               CASH DISTRIBUTIONS

DISTRIBUTIONS OF AVAILABLE CASH

     General. Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.

     Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

     - less the amount of cash that the general partner determines in its reasonable discretion is necessary or appropriate to:

      - provide for the proper conduct of our business;

      - comply with applicable law, any of our debt instruments, or other agreements; or

      - provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

     - plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

     Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.525 per quarter or $2.10 per year to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit facility.

OPERATING SURPLUS, CAPITAL SURPLUS AND ADJUSTED OPERATING SURPLUS

     General. All cash distributed to unitholders will be characterized either as operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.

     Definition of Operating Surplus. For any period, operating surplus generally means:

     - our cash balance on the closing date of our initial public offering; plus

     - $15.0 million; plus

     - all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

     - working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

     - all of our operating expenditures since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

     - the amount of cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

     Definition of Capital Surplus. Capital surplus will generally be generated only by:

     - borrowings other than working capital borrowings;

     - sales of debt and equity securities; and

     - sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

     Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

     Definition of Adjusted Operating Surplus. Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

     Adjusted operating surplus for any period generally means:

     - operating surplus generated with respect to that period; less

     - any net increase in working capital borrowings with respect to that period; less

     - any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

     - any net decrease in working capital borrowings with respect to that period; plus

     - any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

SUBORDINATION PERIOD

     General. During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.525 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

     Definition of Subordination Period. The subordination period will extend until the first day of any quarter beginning after December 31, 2005 that each of the following tests are met:

     - distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

     Early Conversion of Subordinated Units. Before the end of the subordination period, 50% of the subordinated units, or up to 2,839,847 subordinated units, may convert into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after:

     - December 31, 2003 with respect to 25% of the subordinated units; and

     - December 31, 2004 with respect to 25% of the subordinated units.

     The early conversions will occur if at the end of the applicable quarter each of the following three tests are met:

     - distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

However, the early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.

     Effect of Expiration of the Subordination Period. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by the general partner and its affiliates are not voted in favor of this removal:

     - the subordination period will end and each subordinated unit will immediately convert into one common unit;

     - any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

     - the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

     - First, 98% to the common unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

     - Second, 98% to the common unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

INCENTIVE DISTRIBUTION RIGHTS

     Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

     If for any quarter:

     - we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

     - we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.578 per unit for that quarter (the "first target distribution");

     - Second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.656 per unit for that quarter (the "second target distribution");

     - Third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.788 per unit for that quarter (the "third target distribution"); and

     - Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

PERCENTAGE ALLOCATIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

     The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The

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

percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

                                                                   MARGINAL PERCENTAGE INTEREST
                                                                         IN DISTRIBUTIONS
                                    TOTAL QUARTERLY DISTRIBUTION   -----------------------------
                                           TARGET AMOUNT           UNITHOLDERS   GENERAL PARTNER
                                    ----------------------------   -----------   ---------------
Minimum Quarterly Distribution....            $0.525                   98%              2%
First Target Distribution.........         up to $0.578                98%              2%
Second Target Distribution........  above $0.578 up to $0.656          85%             15%
Third Target Distribution.........  above $0.656 up to $0.788          75%             25%
Thereafter........................         above $0.788                50%             50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

     How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to the initial public offering price;

     - Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in the offering, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

     - Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

     Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

     Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to the general partner.

ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

     In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

     - the minimum quarterly distribution;

     - target distribution levels;

     - unrecovered initial unit price;

     - the number of common units issuable during the subordination period without a unitholder vote; and

     - the number of common units into which a subordinated unit is convertible.

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

     For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

     In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

     The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Williams Energy Partners, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon liquidation of Williams Energy Partners to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

     Manner of Adjustments for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

     - First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

     - Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of:

          (1) the unrecovered initial unit price for that common unit; plus

          (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

          (3) any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until the capital account for each subordinated unit is equal to the sum of:

          (1) the unrecovered initial unit price on that subordinated unit; and

          (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

     - Fourth, 98% to all unitholders, pro rata, and 2% to the general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

          (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

          (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the units, pro rata, and 2% to the general partner, pro rata, for each quarter of our existence;

     - Fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to:

          (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

          (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

     - Sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to:

          (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

          (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence;

     - Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third above bullet point will no longer be applicable.

     Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

     - First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner until the capital accounts of the holders of the subordinated units have been reduced to zero;

     - Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner until the capital accounts of the common unitholders have been reduced to zero; and

     - Thereafter, 100% to the general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

     Adjustments to Capital Accounts. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

                           MATERIAL TAX CONSEQUENCES

     This section is a summary of all the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., special counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Williams Energy Partners and the operating partnership.

     No attempt has been made in this section to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and some are based on the accuracy of the representations we make.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read
     "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"); and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Tax Consequences of Unit Ownership -- Section 754 Election").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, Williams Energy Partners and the operating partnership are and will be classified as partnerships for federal income tax purposes.

     In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

          (a) Neither we nor the operating partnership has elected or will elect to be treated as a corporation; and

          (b) For each taxable year, more than 90% of our gross income has been and will be income that our counsel has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

     If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our separate tax returns rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of Williams Energy Partners' current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

     The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that we and the operating partnership will be classified as partnerships for federal income tax purposes.

LIMITED PARTNER STATUS

     Unitholders who have become limited partners of Williams Energy Partners will be treated as partners of Williams Energy Partners for federal income tax purposes. Also:

          (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Williams Energy Partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Williams Energy Partners for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

     Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

     Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses."

     A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

     Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "-- Disposition of Common
Units -- Recognition of Gain or Loss."

     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has indicated that net passive income from a publicly-traded partnership constitutes investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

     Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in our offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

     An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity", will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

     Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and "-- Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

     Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units
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

during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder as to those units would be fully taxable; and

     - all of these distributions would appear to be ordinary income.

     Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "-- Disposition of Common Units -- Recognition of Gain or Loss."

     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

     Tax Rates. In general, the highest effective United States federal income tax rate for individuals for 2002 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2002 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

     Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under
Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury regulations. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine

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

that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "-- Disposition of Common Units -- Allocations Between Transferors and Transferees."

     Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the general partner, its affiliates and our other unitholders as of that time. Please read "-- Allocation of Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us.
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

Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Common Units -- Recognition of Gain or Loss."

     The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF COMMON UNITS

     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

     - a short sale;

     - an offsetting notional principal contract; or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

     The use of this method may not be permitted under existing Treasury regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury regulations.

     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Notification Requirements. A purchaser of units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.

     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

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

UNIFORMITY OF UNITS

     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election."

     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. And, under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective rate applicable to individuals, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identifica-tion number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes.

     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Williams GP LLC as our Tax Matters Partner.

     The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

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

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is

             (1) a person that is not a United States person,

             (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

             (3) a tax-exempt entity;

          (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we have registered as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. Our tax shelter registration number is 01036000014.

     Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

     A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000

($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1) for which there is, or was, "substantial authority," or

          (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in 18 states, most of which impose income taxes. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

                   INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under
Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read "Tax Considerations -- Tax-Exempt Organizations and Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

     In addition to considering whether the purchase of limited partnership units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "Operating Partnership"-- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

     Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby:

     - directly to purchasers;

     - through agents;

     - through underwriters; and

     - through dealers.

     We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

     The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

                                     LEGAL

     Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

                                    EXPERTS


     The consolidated financial statements of Williams Energy Partners L.P. and the consolidated balance sheet of Williams GP LLC appearing in Williams Energy Partners L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001 and the consolidated financial statements of Williams Pipe Line Company, LLC appearing in Williams Energy Partners L.P.'s Current Report on Form 8-K filed April 19, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. These consolidated financial statements and consolidated balance sheet are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

Registration fee............................................   $165,600
NASD fee....................................................     30,500
Printing and engraving expenses.............................    100,000
Fees and expenses of legal counsel..........................    100,000
Accounting fees and expenses................................     50,000
Fees and expenses of Trustee................................     15,000
Fees of ratings agencies....................................    325,000
Miscellaneous...............................................     13,900
                                                               --------
          Total.............................................   $800,000
                                                               ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The partnership agreements of Williams Energy Partners L.P. and Williams OLP, L.P. provide that they will, to the fullest extent permitted by law, indemnify and advance expenses to their general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of their general partner, including the subsidiary guarantors, or any Departing Partner, any person who is or was an officer, director, employee, partner, agent or trustee of their general partner or any Departing Partner or any affiliate of their general partner, including the subsidiary guarantors, or any Departing Partner, or any person who is or was serving at the request of their general partner, including the subsidiary guarantors, or any affiliate of their general partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, employee, partner, agent or trustee of another person ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as their general partner, Departing Partner or an affiliate of either, an officer, director, employee, partner, agent or trustee of their general partner, any Departing Partner or affiliate of either or a person serving at the request of their partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of their partnership. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of their partnership.


     Williams Energy Partners L.P. and Williams OLP, L.P. are authorized to purchase (or to reimburse their general partners for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraph above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraph above. The general partner of Williams Energy Partners L.P. has purchased insurance, the cost of which is reimbursed by Williams Energy Partners L.P., covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries including Williams Pipe Line Company, LLC, Williams GP Inc., the general partner of Williams OLP, L.P., and Williams NGL, LLC, the general partner of Williams Terminals

Holdings, L.P., Williams Pipelines Holdings, L.P., Williams Ammonia Pipeline, L.P. and Williams Fractionation Holdings, L.P.

     Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

     The following documents are filed as exhibits to this registration statement:


EXHIBIT
NUMBER                                 EXHIBIT TITLE
-------                                -------------
  1.1*      --  Form of Underwriting Agreement
  4.1       --  Amended and Restated Agreement of Limited Partnership of
                Williams Energy Partners L.P. (incorporated by reference to
                Exhibit 3(a) of the Partnership's Annual Report on Form 10-K
                filed on March 7, 2002).
  4.2**     --  Form of Senior Indenture
  4.3**     --  Form of Subordinated Indenture
  5.1**     --  Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
  8.1**     --  Opinion of Vinson & Elkins L.L.P. relating to tax matters
 12.1**     --  Statement of Computation of Ratio of Earnings to Fixed
                Charges
 23.1       --  Consent of Ernst & Young LLP
 23.2**     --  Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
 23.3**     --  Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
 24.1       --  Powers of Attorney
 25.1*      --  Form T-1 Statement of Eligibility and Qualification
                respecting the Senior Indenture
 25.2*      --  Form T-1 Statement of Eligibility and Qualification
                respecting the Subordinated Indenture


---------------

 * To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.


**Previously filed.


ITEM 17.  UNDERTAKINGS.

     I. Each of the undersigned registrants hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs i and ii above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     II. Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     III. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each of the Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on May 3, 2002.


                                          WILLIAMS ENERGY PARTNERS L.P.

                                          By: WILLIAMS GP LLC
                                            its General Partner

                                              By:  /s/ DON R. WELLENDORF
                                              ----------------------------------
                                              Name: Don R. Wellendorf
                                              Title:   Senior Vice President,
                                                  Chief Financial Officer and
                                                       Treasurer

                                          WILLIAMS GP INC.

                                          By:     /s/ DON R. WELLENDORF
                                            ------------------------------------
                                            Name: Don R. Wellendorf
                                            Title:   Senior Vice President,
                                                Chief Financial Officer and
                                                     Treasurer

                                          WILLIAMS OLP, L.P.

                                          By: WILLIAMS GP INC.
                                            its General Partner

                                              By:  /s/ DON R. WELLENDORF
                                              ----------------------------------
                                              Name: Don R. Wellendorf
                                              Title:   Senior Vice President,
                                                  Chief Financial Officer and
                                                       Treasurer

                                          WILLIAMS PIPE LINE COMPANY, LLC



                                          By: WILLIAMS ENERGY PARTNERS L.P.


                                              its Sole Member



                                          By: WILLIAMS GP LLC


                                              its General Partner



                                           By:     /s/ DON R. WELLENDORF

                                              ----------------------------------

                                              Name: Don R. Wellendorf


                                              Title:  Senior Vice President,


                                                   Chief Financial Officer and
                                                   Treasurer


                                          WILLIAMS NGL, LLC

                                          By:     /s/ DON R. WELLENDORF
                                            ------------------------------------
                                            Name: Don R. Wellendorf
                                            Title:   Senior Vice President,
                                                     Chief Financial Officer and
                                                     Treasurer


                                          WILLIAMS TERMINALS HOLDINGS, L.P.


                                          By: WILLIAMS NGL, LLC
                                              its General Partner

                                              By:  /s/ DON R. WELLENDORF
                                              ----------------------------------
                                              Name: Don R. Wellendorf
                                              Title: Senior Vice President,
                                                     Chief Financial Officer and
                                                     Treasurer

                                          WILLIAMS PIPELINES HOLDINGS, L.P.

                                          By: WILLIAMS NGL, LLC
                                            its General Partner

                                              By:  /s/ DON R. WELLENDORF
                                              ----------------------------------
                                              Name: Don R. Wellendorf
                                              Title:   Senior Vice President,
                                                  Chief Financial Officer and
                                                       Treasurer

                                          WILLIAMS AMMONIA PIPELINE, L.P.

                                          By: WILLIAMS NGL, LLC
                                            its General Partner

                                              By:  /s/ DON R. WELLENDORF
                                              ----------------------------------
                                              Name: Don R. Wellendorf
                                              Title:   Senior Vice President,
                                                  Chief Financial Officer and
                                                       Treasurer

                                          WILLIAMS FRACTIONATION HOLDINGS, L.P.

                                          By: WILLIAMS NGL, LLC
                                            its General Partner

                                              By:  /s/ DON R. WELLENDORF
                                              ----------------------------------
                                              Name: Don R. Wellendorf
                                              Title:   Senior Vice President,
                                                  Chief Financial Officer and
                                                       Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on May 3, 2002.



                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                            Chief Executive Officer and Chairman of the Board
 ------------------------------------------------           of Williams GP LLC, Williams GP Inc.
                Steven J. Malcolm                                 and Williams NGL, LLC**
                                                               (Principal Executive Officer)


                        *                            President, Chief Operating Officer and Director of
 ------------------------------------------------            Williams GP LLC, Williams GP Inc.
                Phillip D. Wright                                 and Williams NGL, LLC**


              /s/ DON R. WELLENDORF                   Senior Vice President, Chief Financial Officer,
 ------------------------------------------------        Treasurer and Director of Williams GP LLC,
                Don R. Wellendorf                         Williams GP Inc. and Williams NGL, LLC**
                                                        (Principal Financial and Accounting Officer)


                        *                            Director of Williams GP LLC, Williams GP Inc. and
 ------------------------------------------------                   Williams NGL, LLC**
                 Keith E. Bailey


                                                                Director of Williams GP LLC
 ------------------------------------------------
             William A. Bruckmann III


                        *                                       Director of Williams GP LLC
 ------------------------------------------------
                  Don J. Gunther


                        *                                       Director of Williams GP LLC
 ------------------------------------------------
                 William W. Hanna



 *By:             /s/ SUZANNE H. COSTIN
        ------------------------------------------
                    Suzanne H. Costin
                     Attorney-in-Fact
                   Dated: March 7, 2002



** Williams GP LLC is the general partner of Williams Energy Partners L.P. and
   William Energy Partners L.P. is the sole member of Williams Pipe Line, LLC. Williams GP Inc. is the general partner of Williams OLP, L.P. and Williams NGL, LLC is the general partner of Williams Terminals Holdings, L.P., Williams Pipelines Holdings, L.P.,Williams Ammonia Pipeline, L.P. and Williams Fractionation Holdings, L.P.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  1.1*      --  Form of Underwriting Agreement
  4.1       --  Amended and Restated Agreement of Limited Partnership of
                Williams Energy Partners L.P. (incorporated by reference to
                Exhibit 3(a) of the Partnership's Annual Report on Form 10-K
                filed on March 7, 2002).
  4.2**     --  Form of Senior Indenture
  4.3**     --  Form of Subordinated Indenture
  5.1**     --  Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
  8.1**     --  Opinion of Vinson & Elkins L.L.P. relating to tax matters
 12.1**     --  Statement of Computation of Ratio of Earnings to Fixed
                Charges
 23.1       --  Consent of Ernst & Young LLP
 23.2**     --  Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
 23.3**     --  Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
 24.1       --  Powers of Attorney
 25.1*      --  Form T-1 Statement of Eligibility and Qualification
                respecting the Senior Indenture
 25.2*      --  Form T-1 Statement of Eligibility and Qualification
                respecting the Subordinated Indenture


---------------

 * To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.


** Previously filed.